EXHIBIT 99.1

OXiGENE Reports First Quarter 2014 Financial Results

Company Strengthens Cash Position by $20 Million

Announced Positive Phase 2 Data in Recurrent Ovarian Cancer for ZYBRESTAT® in Combination With Avastin®

SOUTH SAN FRANCISCO, Calif., May 6, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended March 31, 2014.

"The first quarter of 2014 has been significant from both a financial and clinical development standpoint," said Peter Langecker, M.D., Ph.D., OXiGENE's Chief Executive Officer. "We secured a financing to support our operations well into 2015 and reported meeting the primary endpoint in a Gynecologic Oncology Group Phase 2 trial in recurrent ovarian cancer, which showed a statistically significant progression-free survival benefit and provided important validation of the clinical utility of ZYBRESTAT® (fosbretabulin tromethamine) when used in combination with Avastin.  We are currently planning next steps for development of ZYBRESTAT in this indication. We are also preparing for the launch of our Phase 2 study of ZYBRESTAT as a single agent in gastrointestinal neuroendocrine tumors, which we expect to initiate this year as planned."

Summary of Financial Results

At March 31, 2014, OXiGENE had cash of approximately $24.7 million, compared to approximately $7.0 million at December 31, 2013. During the first quarter of 2014, the company raised net proceeds of approximately $20.4 million from a public offering of stock and warrants in February, and from the exercise of warrants in the first quarter from investors in both the February offering and in previous private offerings.

For the three months ended March 31, 2014, OXiGENE reported a net loss of $2.6 million compared to a net loss of $1.9 million for the comparable period in 2013.  The increase in the net loss in 2014 as compared to 2013 was primarily related to an increase in research and development (R&D) expenses of $0.6 million.  R&D expenses during the first quarter of 2014 included professional, clinical and manufacturing costs related to the company's potential submission for anaplastic thyroid cancer (ATC) in the European Union, ongoing support of Phase 2 studies for ZYBRESTAT in ovarian cancer and initiation of the Phase 2 study of ZYBRESTAT in neuroendocrine tumors.

General and administrative expenses during the first quarter of 2014 were $1.2 million, compared to $1.1 million for the comparable period in 2013.

Common stock outstanding as of March 31, 2014 was 15,294,320 shares.

Conference Call Today

Members of OXiGENE's management team will review full-year results via a webcast and conference call today, May 6, 2014, at 4:30 p.m. EDT (1:30 p.m. PDT).  To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com.  Under the "Investors & Media" tab, select the link to "Events and Presentations."  OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer.  The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression.  The Company's lead clinical product candidate, ZYBRESTAT® (fosbretabulin tromethamine), is in development as a potential treatment for solid tumors.  OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML).  OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong.  Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs.  Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K.  However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.  Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	March 31, 2014	December 31, 2013
	(All amounts in thousands)
Assets

Cash	$ 24,735	$ 7,005
Prepaid expenses	368	93
License agreement	70	93
Other assets	73	103

Total assets	$ 25,246	$ 7,294

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,395	$ 1,251
Total stockholders' equity	23,851	6,043

Total liabilities and stockholders' equity	$ 25,246	$ 7,294

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)
	Three months ended March 31,
	2014	2013
	(All amounts in thousands, except per share data)
Operating Expenses:
Research and development	$ 1,387	$ 746
General and administrative	1,241	1,135

Total operating expenses	2,628	1,881
Loss from Operations	(2,628)	(1,881)

Investment income	1	1
Other (expense) income, net	(3)	--
Net loss and comprehensive loss	$ (2,630)	$ (1,880)

Basic and diluted net loss per share attributable to common stock	$ (0.29)	$ (0.97)
Weighted-average number of common shares outstanding	9,054	1,940
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000